Exhibit 10.14

Execution Version

When Recorded, Mail To:

Attn: DJ Land Manager

1625 Broadway, Suite 2200

Denver, CO 80202

SECOND AMENDED AND RESTATED

PRODUCED WATER SERVICES AGREEMENT

consisting of the

SECOND AMENDED AND RESTATED

AGREEMENT TERMS AND CONDITIONS RELATING TO

PRODUCED WATER SERVICES

taken together with the applicable

SECOND AMENDED AND RESTATED

AGREEMENT ADDENDUM

now or in the future effective

Second Amended and Restated

Produced Water Services Agreement

- i -

Second Amended and Restated

Produced Water Services Agreement

- ii -

Second Amended and Restated

Produced Water Services Agreement

- iii -

SECOND AMENDED AND RESTATED

AGREEMENT TERMS AND CONDITIONS RELATING TO

PRODUCED WATER SERVICES

These SECOND AMENDED AND RESTATED AGREEMENT TERMS AND CONDITIONS RELATING TO PRODUCED WATER SERVICES (these “Agreement Terms and Conditions”) (i) shall be effective with respect to each signatory of each Agreement Addendum as of the Effective Date specified in the applicable Agreement Addendum (defined below), (ii) were last updated as of March 31, 2016, (iii) are incorporated into and made a part of each Agreement Addendum, and (iv) taken together with the applicable Agreement Addendum shall constitute one Agreement, separate and apart from any other Agreement governed by these Agreement Terms and Conditions.

Recitals:

A.	Producer owns rights, title and interests in certain oil and gas leases and other interests located within the Service Area (defined below) that require services related to the Product (defined below).

B.	Producer wishes to obtain such services from each Midstream Co (defined below) that executes and delivers a Midstream Agreement Addendum (defined below) pursuant to these Agreement Terms and Conditions, as modified by the applicable Midstream Agreement Addendum.

C.	Producer desires to dedicate all produced water it Controls (defined below) that is attributable to its right, title, and interest in certain oil and gas leases and other interests located within the Dedication Area (defined below) to the Individual System (defined below).

D.	Each Midstream Co that executes and delivers a Midstream Agreement Addendum owns and operates an Individual System, which gathers Product that is produced together with Producer’s Crude Oil produced from certain oil and gas leases and other interests.

E.	OpCo (defined below) owns, directly or indirectly, the Controlling equity interests in each Original Midstream Co (defined below) and intends to assist all of the Original Midstream Cos to, collectively, provide all of the Services (defined below) required by Producer hereunder, as provided in the OpCo Agreement Addendum (defined below).

Agreements:

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein, the mutual agreements in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OpCo, Midstream Co, and Producer hereby agree as follows:

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Produced Water Services Agreement

Article 1

Definitions

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Abandonment Date” has the meaning given to in Section 3.2(d).

“Additional/Accelerated Well” has the meaning given to it in Section 3.2(c).

“Adequate Assurance of Performance” has the meaning given to it in Section 10.3.

“Adjustment Year” has the meaning given to it in Section 6.2(a)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. The following sentence shall not apply to the term “Affiliate” as used in Section 2.2(b) or the definition of “Conflicting Dedication”: Producer and its subsidiaries (other than OpCo and its subsidiaries), on the one hand, and OpCo and its subsidiaries, on the other, shall not be considered Affiliates of each other for purposes of this Agreement.

“Agreement” means the applicable Agreement Addendum taken together with these Agreement Terms and Conditions, as modified by such Agreement Addendum.

“Agreement Addendum” means each Midstream Agreement Addendum and OpCo Agreement Addendum. “Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.

“Agreement Terms and Conditions” has the meaning given to it in the introductory paragraph.

“Associated Water” means water that is produced with Crude Oil Controlled by Producer and delivered with such Crude Oil to the Crude Oil Gathering System, which will be separated prior to redelivery of such Crude Oil to Producer. Following separation from Crude Oil and delivery into the System, such water shall cease to be Associated Water and shall be deemed Product.

“Barrel” means a quantity consisting of forty-two Gallons.

“Beneficiary” has the meaning given to it in Section 4.1(g).

“Business Day” means a Day (other than a Saturday or Sunday) on which federal reserve banks are open for business.

“Cancellation Date” has the meaning given to it in Section 3.1(c).

“Claiming Party” has the meaning given to it in the definition of “Force Majeure”.

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“Communications” has the meaning given to it in Section 17.2.

“Conditional Amount” has the meaning set forth in Section 10.1(a).

“Conflicting Dedication” means any gathering agreement, commitment, or arrangement (including any volume commitment) that requires (i) Producer’s owned or Controlled Product to be trucked from or sold to a Third Party at the lease or gathered on any gathering system or similar system other than the System, including any such agreement, commitment, or arrangement burdening properties hereinafter acquired by Producer in the Dedication Area or (ii) Producer to utilize a Third Party for any other Services covered by this Agreement. No dedication of acreage shall constitute a Conflicting Dedication if Producer’s requirement under such dedication is to deliver Product from a Delivery Point specified herein. A right of first refusal in favor of an entity other than Original Producer, OpCo, or any of their Affiliates shall be deemed to be a “Conflicting Dedication” if Affiliates of Original Producer are prohibited from providing Services pursuant to the applicable agreement creating such right of first refusal.

“Control” (including the term “Controlled”) means (a) with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise and (b) with respect to any Product, such Product produced from the Dedication Area and owned by a Third Party or an Affiliate and with respect to which Producer has the contractual right or obligation (pursuant to a marketing, agency, operating, unit, or similar agreement) to recycle or otherwise dispose of such Product and Producer elects or is obligated to recycle or otherwise dispose of such Product on behalf of the applicable Third Party or Affiliate.

“Credit-Worthy Person” means a Person with a senior unsecured and credit-unenhanced long term debt rating equivalent to A- or better as determined by at least two rating agencies, one of which must be either Standard & Poor’s or Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to Midstream Co).

“Crude Oil” means crude oil produced from oil or gas wells in the Dedication Area and Controlled by Producer, in its natural form, which may include Associated Water naturally produced therewith.

“Crude Oil Gathering System” means the Crude Oil gathering system used to provide Crude Oil gathering services to Producer.

“Day” means a period of time from 7:00 a.m. Mountain Time on a calendar day until 7:00 a.m. Mountain Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Production” means (a) Product owned by Producer and produced from the Dedicated Properties, (b) Product owned by an Affiliate of Producer and produced from a Well operated by Producer within the Dedication Area, and (c) Product produced within the Dedication Area that is owned by a Third Party and under the Control of Producer. Notwithstanding the foregoing, (i) any Product that was released pursuant to the Releases of

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Dedication shall not be included in this definition of “Dedicated Production”, (ii) any Product that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedicated Production” immediately upon the effectiveness of such permanent release, and (iii) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any Product that is so assigned shall cease to be included in X’s Dedicated Production and shall solely be included in Y’s Dedicated Production as of the effective date of such assignment.

“Dedicated Properties” means the interests held by Producer or its Affiliates in the oil and gas leases, mineral interests, and other similar interests as of the Effective Date or acquired by Producer or its Affiliates after the Effective Date that relate to land within the Dedication Area. Notwithstanding the foregoing, (a) any interest that was released pursuant to the Releases of Dedication shall not be included in this definition of “Dedicated Properties”, (b) any interest that is permanently released pursuant to Section 2.4(a) or otherwise, shall cease to be included in this definition of “Dedicated Properties” immediately upon the effectiveness of such permanent release and (c) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any interest that is so assigned shall cease to be included in X’s Dedicated Properties and shall solely be included in Y’s Dedicated Properties as of the effective date of such assignment.

“Dedications” means the Product Dedication and the Real Property Dedication together, and “Dedication” means the Product Dedication or the Real Property Dedication, as applicable.

“Dedication Area” means, with respect to this Agreement, the area described on the applicable Midstream Agreement Addendum. Notwithstanding the foregoing, (a) any acreage that was released pursuant to the Releases of Dedication shall not be included in this definition of “Dedication Area”, (b) any acreage that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedication Area” immediately upon the effectiveness of such permanent release and (c) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any acreage that is so assigned shall cease to be included in X’s Dedication Area and shall solely be included in Y’s Dedication Area as of the effective date of such assignment.

“Delivery Point” means the point at which custody transfers from Midstream Co to or for the account of Producer. The custody transfer point may include (a) the facilities of a Downstream Facility, (b) trucks or (c) any other point as may be mutually agreed between the Parties. The Delivery Points for each Individual System in existence on the Effective Date shall be set forth in writing between Producer and Midstream Co, and additional points may become Delivery Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Delivery Points by mutual agreement.

“Development Report” has the meaning given to it in Section 3.1(a).

“Downstream Facility” means the disposal system into which Product is delivered at a Delivery Point or, with respect to Product that is cleaned, treated or otherwise recycled hereunder, any storage facility or pipeline, in either case, downstream of the applicable Delivery Point.

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“Drip Condensate” means that portion of Gas Controlled by Producer received into the Gas System (without manual separation or injection) that condenses in, and is recovered from, the Gas System as a liquid.

“Effective Date” has the meaning given to it in the applicable Agreement Addendum.

“Escalation Percentage” means 2.50%.

“Excluded Amounts” means Midstream Co’s general and administrative costs and any costs for design or construction of facilities that can be used to connect other Planned Wells or Planned Separator Facilities in the Development Report that Producer at such time intends to develop.

“Facility Segment” means, for any Individual System that is described on the applicable Midstream Agreement Addendum that includes a description of two or more Facility Segments, the distinct segment of such Individual System that is capable of being operated independently of the remaining portion of the Individual System. With respect to any Individual System that is not described in the applicable Midstream Agreement Addendum as having multiple Facility Segments, the term Facility Segment shall be synonymous with Individual System.

“First Development Report” means the first report delivered by Original Producer to Midstream Co that satisfies the requirements for a Development Report in Section 3.1(a) and Section 3.1(b) (an “Original Report”); and in the event that Producer assigns all or any part of the Dedicated Properties to a Producer Assignee, then with respect to such Producer Assignee, the First Development Report shall not refer to the Original Report but rather to the first Development Report delivered by such Producer Assignee to Midstream Co that satisfies the requirements for such report in Section 3.1(a) and Section 3.1(b).

“Force Majeure” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of reasonable due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, droughts, fires, storms, storm warnings, landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind in lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (k) (reserved); (l) action or restraint by any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent commercially reasonable, such action or restraint), (m) delays or failures by a Governmental Authority to grant Permits applicable to the System (or any Individual System) so

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long as the Claiming Party has used its commercially reasonable efforts to make any required filings with such Governmental Authority relating to such Permits, and (n) delays or failures by the Claiming Party to obtain easements and rights of way, surface leases and other real property interests related to the System (or any Individual System) from Third Parties, so long as the Claiming Party has used its commercially reasonable efforts to obtain such easements and rights of way, surface leases and other real property interests. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.

“Gallon” means one U.S. Standard gallon.

“Gas” means any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons, including gas vaporized from Crude Oil after production that has been collected in the Crude Oil Gathering System and, unless otherwise expressly provided herein, liquefiable hydrocarbons and Drip Condensate, and including inert and noncombustible gases, produced in the Dedication Area.

“Gas System” means the Gas gathering system used to provide Gas gathering services to Producer.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Group” means (a) with respect to Midstream Co, the Midstream Co Group, and (b) with respect to Producer, the Producer Group.

“Increase in Fee” has the meaning given to it in Section 6.2(b).

“Individual Fee” means the aggregate of the Individual First Phase Fee and the Individual Second Phase Fee.

“Individual First Phase Fee” means the fee calculated as described in Section 6.1(i).

“Individual First Phase Rate” means the Monthly rate for providing Services (other than the Second Phase Services) at a particular Individual System, as set forth opposite the heading “Individual First Phase Rate” on the applicable Midstream Agreement Addendum.

“Individual Second Phase Fee” means the fee calculated as described in Section 6.1(ii); provided that the Individual Second Phase Fee shall accrue only with respect to Services performed by Midstream Co on Product flowing through an Individual System.

“Individual Second Phase Rate” means the Monthly rate for providing Second Phase Services at a particular Individual System, as set forth opposite the heading “Individual Second Phase Rate” on the applicable Midstream Agreement Addendum.

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“Individual System” means the portion of the System beginning at the Receipt Points described on the applicable Midstream Agreement Addendum and ending at the Delivery Points described on the applicable Midstream Agreement Addendum. The Individual Systems in existence on the Effective Date are more particularly described in the applicable Midstream Agreement Addendum. Additional Individual Systems may be added to the System from time to time in satisfaction of the needs identified by Producer and evidenced through amendments to the applicable Midstream Agreement Addendum or the execution and delivery of additional Midstream Agreement Addenda.

“Initial Term” has the meaning given to it in Section 8.1.

“Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Internal Transfer Point” means the point at which custody transfers from Midstream Co to a Third Party contractor for the provision of Second Phase Services. The Internal Transfer Points for each Individual System in existence on the Effective Date shall be set forth in writing among Producer, Midstream Co and OpCo, and additional points may become Internal Transfer Points hereunder by mutual agreement of the Parties.

“Interruption Conditions” has the meaning given to it in Section 2.4(b).

“Invoice Month” has the meaning given to it in Section 10.1(a).

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Losses” means any actions, claims, causes of action (including actions in rem or in personam), settlements, judgments, demands, liens, encumbrances, losses, damages, fines, penalties, interest, costs, liabilities, expenses (including expenses attributable to the defense of any actions or claims and attorneys’ fees) of any kind or character, including Losses for bodily injury, death, or property damage, whether under judicial proceedings, administrative proceedings or otherwise, and under any theory of tort, contract, breach of contract, breach of representation or warranty (express or implied) or by reason of the conditions of the premises of or attributable to any Person or Person or any Party or Parties.

“Measurement Device” means the lease automatic custody transfer, coriolis, or other metering device or equipment which, along with application of test results (e.g. meter proves, etc), as required for the Individual System, measure the amount of oil, water, and basic sediment and water, all of which shall conform to industry standards and government regulations, as further described in Article 4.

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“Measurement Point” means the Measurement Device that the Parties have agreed in writing will measure the volume of Product moving through the Individual System.

“Midstream Agreement Addendum” means each Agreement Addendum by and between a Producer and a Midstream Co that expressly states that it is governed by these Agreement Terms and Conditions. “Midstream Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.

“Midstream Co” means the Original Midstream Co, together with its permitted successors and assigns, including any Midstream Co Assignee.

“Midstream Co Assignee” means any Third Party to whom Midstream Co assigns its rights and obligations in accordance with this Agreement.

“Midstream Co Group” means Midstream Co, its Affiliates, and the directors, officers, employees, and agents, of Midstream Co and its Affiliates; provided that all subsidiaries of OpCo that do not hold equity in Midstream Co shall be excluded from this definition.

“Modifications” has the meaning given to it in Section 3.1(c).

“Month” means a period of time from 7:00 a.m. Mountain Time on the first Day of a calendar month until 7:00 a.m. Mountain Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“Monthly Loss/ Gain Report” means the report delivered pursuant to Section 10.1(d), which shall include statements of the following with respect to such Invoice Month: (a) the System Gains/Losses and (b) the Other System Fuel used by Midstream Co in the operation of the Individual System.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business.

“On-Line Deadline” has the meaning given to it in Section 3.2(b).

“OpCo” means Noble Midstream Services, LLC, together with its permitted successors and assigns.

“OpCo Agreement Addendum” means the Agreement Addendum by and between a Producer and OpCo that expressly states that it is governed by these Agreement Terms and Conditions.

“Original Midstream Co” means the entity identified as the “Midstream Co” in the applicable Midstream Agreement Addendum as of the Effective Date.

“Original Producer” means Noble Energy, Inc.

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“Original Report” has the meaning set forth in the definition of “First Development Report.”

“Other System Fuel” means that portion of the Gas delivered by Producer to Midstream Co and measured and used as fuel by Midstream Co.

“Other Services” means services that (i) are not Services, (ii) are provided to Producer, any of its Affiliates or to any Third Party and (iii) pertain to the production of oil, other hydrocarbons, water, and waste products from the production of hydrocarbons.

“Owner” has the meaning given to it in Section 4.1(g).

“Party” or “Parties” with respect to each Midstream Agreement Addendum shall mean the applicable Producer and the applicable Midstream Co. Unless expressly stated otherwise, references to “Parties” shall not refer to all parties to all Agreements governed hereby. Rather, references to “Parties” shall refer only to such Parties as determined by the applicable Agreement Addendum. References to a “Party” or the “Parties” shall not include OpCo.

“Period of Five Years” means, with respect to any report delivered hereunder, the period from the first Day of the fiscal quarter during which such report is required to be delivered until the fifth anniversary thereof.

“Period of Two Years” means, with respect to any report delivered hereunder, the period beginning on the first Day of the fiscal quarter during which such report is required to be delivered and ending 24 Months after such date.

“Permits” means any permit, license, approval, or consent from a Governmental Authority.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Planned Separator Facility” has the meaning given to it in Section 3.1(b).

“Planned Well” has the meaning given to it in Section 3.1(b).

“Producer” means the Original Producer, together with its permitted successors and assigns, including any Producer Assignee.

“Producer Assignee” means any Person to whom Original Producer or any subsequent Producer sells, assigns, or otherwise transfers acreage subject to the Dedications.

“Producer Group” means Producer, its Affiliates, and the directors, officers, employees, and agents of Producer and its Affiliates.

“Producer Meters” means any Measurement Device owned and operated by Producer (or caused to be installed or operated by Producer).

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“Product” means water that is produced as a byproduct of Producer’s operation of the Wells that are located in the Dedication Area; provided that any water that is Associated Water shall not constitute Product hereunder until such time as it has been separated from Crude Oil and ceases being Associated Water. The term “Product” as used in this Agreement shall refer to all water that is in the Individual System from Receipt Point to Delivery Point, whether such water is in the form of saltwater or water that has completed the recycling and treating processes.

“Product Dedication” means the dedication and commitment made by Producer pursuant to Section 2.1(a).

“Real Property Dedication” means the dedication and commitment made by Producer pursuant to the first sentence in Section 2.1(b).

“Receipt Point” means the point at which custody transfers from Producer to Midstream Co. The custody transfer point may include: (a) each of the connecting flanges through which Product travels after it has been separated from crude oil on the System located at or near the applicable Separator Facility, which flanges connect such Separator Facility to the System, (b) with respect to water that is separated from crude oil at a point in the System other than the Separator Facility, the point at which such Product is delivered into the System or (c) any other point as may be mutually agreed between the Parties. The Receipt Points in existence on the Effective Date shall be set forth in writing between Producer and Midstream Co, and additional points may become Receipt Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Receipt Points by mutual agreement.

“Redetermination Deadline” has the meaning given to it in Section 6.2(a)(ii).

“Redetermination Proposal” has the meaning given to it in Section 6.2(a)(i).

“Redetermined Individual Fee” has the meaning given to it in Section 6.2(a)(i).

“Reimbursed Amount” has the meaning given to it in Section 10.1(a).

“Release Conditions” has the meaning given to it in Section 2.4(a).

“Releases of Dedication” means those certain releases of dedication, executed by and among Original Producer, OpCo and certain of OpCo’s subsidiaries, pursuant to Section 2.4(a) prior to March 31, 2016.

“Rules” has the meaning given to it in Section 17.6.

“Second Phase Services” has the meaning set forth in the definition of “Services”.

“Separator Facility” means the surface facility where the Crude Oil produced from one or more Wells in the Dedication Area is collected and gas and Product is separated from the Crude Oil. A Separator Facility may be known by the Original Producer as an econode but may also refer to a well pad or other facility from which Product is delivered into the System.

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“Service Area” means (a) with respect to the Original Producer, the area described on Exhibit A, except that any acreage that was released pursuant to the Releases of Dedication shall not be included in this definition of “Service Area”, and (b) with respect to any Producer Assignee, the Dedication Area described in such Producer Assignee’s Agreement Addendum. Any acreage that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in the definition of “Service Area” immediately upon the effectiveness of such permanent release.

“Services” means: (a) the receipt of Producer’s owned or Controlled Product at the Receipt Points; (b) the collection and gathering of such Product; (c) the storage of Product; (d) the cleaning of Product; (e) the delivery of Product to the applicable Internal Transfer Point; (f) the further cleaning, recycling, transportation from the applicable Internal Transfer Point to the applicable Delivery Point, and disposal of Product, as applicable (this clause (f), the “Second Phase Services”) and (g) the other services to be performed by Midstream Co in respect of such Product as set forth in this Agreement and the System Plan for an Individual System, all in accordance with the terms of this Agreement (including any services with respect to metering services).

“Services Fee” means, collectively, the fees described in Section 6.1.

“Spacing Unit” means the area fixed for the drilling of one Well by order or rule of any applicable Governmental Authority, or (if no such order or rule is applicable) the area fixed for the drilling of a Well or Planned Well reasonably established by the pattern of drilling in the applicable area or otherwise established by Producer in its reasonable discretion.

“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical rating business.

“State” means the state in which the Individual System is located.

“System” means all Individual Systems described in all of the Agreement Addenda, collectively, including: (a) pipelines; (b) central processing facilities inclusive of pumping, treating and other equipment; (c) controls; (d) Delivery Points, meters and measurement facilities; (e) storage for Product; (f) easements, licenses, rights of way, fee parcels, surface rights and Permits; (g) pumping facilities, if any and (h) all appurtenant facilities, in each case, that are owned, leased, contracted or operated by each Midstream Co to provide Services to Producer or Third Parties, as such gathering system and facilities are modified or extended from time to time to provide Services to Producer pursuant to the terms hereof or to Third Parties, including the Facility Segments specified in the Agreement Addenda.

“System Gains/Losses” means any Product, in terms of Barrels, received into the Individual System that is lost, gained, or otherwise not accounted for.

“System Plan” has the meaning given to it in Section 3.1(c).

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“Target On-Line Date” means (a) with respect to a Planned Separator Facility or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is described for the first time in the Original Report, the date specified in the Original Report for the applicable Planned Separator Facility or Planned Well, as applicable, (b) with respect to any Planned Separator Facility or, with respect to any Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is described in a First Development Report that is not the Original Report, 24 Months after the date of such First Development Report, unless Midstream Co consents to a shorter time period, and (c) with respect to any Planned Separator Facility or, with respect to any Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is not described in the First Development Report, 24 Months after the date of the Development Report that initially reflects the Planned Separator Facility or Planned Well, as applicable, unless Midstream Co consents to a shorter time period.

“Tender” means the act of Producer’s making Product available or causing Product to be made available to the System at a Receipt Point. “Tendered” shall have the correlative meaning.

“Term” has the meaning given to it in Section 8.1.

“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.

“Third Party Assignment” has the meaning given to it in Section 16.1(a).

“Transaction Document” means each agreement entered into pursuant to the agreement terms and conditions related to gas gathering services, agreement terms and conditions related to oil gathering services, agreement terms and conditions related to produced water services, agreement terms and conditions related to gas processing services, agreement terms and conditions related to crude oil treating services, and agreement terms and conditions related to fresh water services, now or in the future existing between Producer and Midstream Co.

“Well” means a well (i) for the production of hydrocarbons, (ii) that is located in the Dedication Area, (iii) in which Producer owns an interest, and (iv) for which Producer has a right or obligation to market hydrocarbons (and related byproducts) produced thereby through ownership or pursuant to a marketing, agency, operating, unit, or similar agreement.

“Year” means a period of time from January 1 of a calendar year through December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.

Section 1.2 Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 above have the meanings ascribed to them throughout this Agreement.

Second Amended and Restated

Produced Water Services Agreement

Section 1.3 References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole, including the applicable Agreement Addendum and all Exhibits, Appendices, and other attachments to these Agreement Terms and Conditions and the applicable Agreement Addendum, all of which are incorporated herein, and not to any particular Exhibit, Appendix, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” The word “or” shall mean “and/or” unless a clear contrary intention exists. The word “from” means “from and including”, the word “through” means “through and including”, and the word “until” means “until but excluding”. All references to “$” or “dollars” shall be deemed references to United States dollars. The words “will” and “shall” have the same meaning, force and effect. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law, contract or other agreement mean such Law, contract or agreement as it may be amended, supplemented, released, revised, replaced, or otherwise modified from time to time.

Article 2

Product Dedication and Real Property Dedication

Section 2.1 Producer’s Dedications.

(a) Product Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer exclusively dedicates and commits to deliver to Midstream Co under this Agreement, as and when produced, all of the Dedicated Production and agrees not to deliver any Dedicated Production to any other gatherer, purchaser, or other Person prior to delivery to Midstream Co at the Receipt Points.

(b) Real Property Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer dedicates and commits the Dedicated Properties to Midstream Co for performance of the Services pursuant to this Agreement. Except for the Parties’ performance of their obligations under this Agreement, no further performance is required by either Party to effectuate the Real Property Dedication.

Section 2.2 Conflicting Dedications.

(a) Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to comply with (i) each of the Conflicting Dedications existing on the Effective Date or, in the case of a Producer Assignee, the effective date of such assignment, and (ii) any other Conflicting Dedication applicable as of the date of acquisition of any oil and gas leases, mineral interests, and other similar interests within the Dedication Area that are acquired by Producer after the Effective Date and otherwise would have become subject to the Dedications (but not

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any Conflicting Dedications entered into in connection with such acquisition). Producer shall have the right to comply with a Conflicting Dedication only until the first Day of the Month following the termination of such Conflicting Dedication. Producer shall not extend or renew any Conflicting Dedication and shall terminate each Conflicting Dedication as soon as permitted under the underlying contract without causing Producer to incur any costs or expenses deemed unreasonable or inappropriate in the opinion of Producer and shall not enter into any new Conflicting Dedication.

(b) Certain Conflicting Dedications contain rights of first refusal or other provisions that (i) entitle Producer to a release of acreage from such Conflicting Dedication if Producer dedicates the released acreage to a Third Party or (ii) expressly prohibit Producer from dedicating such released acreage to an Affiliate of Producer. As used herein, the term “Conflicting Dedication” shall include both the original right of first refusal (or similar right) and the dedication resulting from an exercise of such right of first refusal (or similar right) so long as the resulting dedication covers the same acreage as the original Conflicting Dedication.

(c) To the extent Producer claims that a Conflicting Dedication exists with respect to certain Services on specified Dedicated Properties, Midstream Co shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements applicable to such Conflicting Dedication.

Section 2.3 Producer’s Reservation. Producer reserves the following rights respecting Dedicated Production for itself:

(a) to operate (or cause to be operated) Wells producing Dedicated Production in its sole discretion, including the right to drill new Wells, repair and rework old Wells, temporarily shut in Wells, renew or extend, in whole or in part, any oil and gas lease or term mineral interest, or cease production from or abandon any Well or surrender any applicable oil and gas lease, in whole or in part, when no longer deemed by Producer to be capable of producing in paying quantities under normal methods of operation; and

(b) Reserved;

(c) Reserved;

(d) to pool, communitize or unitize Producer’s interests with respect to Dedicated Production; provided that Producer’s share of Dedicated Production produced from such pooled, communitized, or unitized interests shall be committed and dedicated pursuant to this Agreement.

Section 2.4 Releases from Dedication.

(a) Permanent Releases. Midstream Co shall permanently release from the Dedications: (i) any Dedicated Production from any Well, Dedicated Properties, or Spacing Unit affected by one or more of the Release Conditions, (ii) any Dedicated Production that would have been delivered to a Separator Facility affected by one or more of the Release Conditions, (iii) any Dedicated Properties affected by one or more of the Release Conditions and (iv) any Purchased Dedicated Production for which the Individual System has been affected by one or more of the Release Conditions. The “Release Conditions” are:

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(i) Midstream Co’s failure to complete the facilities that are described on a System Plan and that are necessary to connect any Planned Separator Facility or Planned Wells to the System or failure to commence the Services with respect to any Planned Separator Facility or Planned Wells by the applicable On-Line Deadline (so long as such failure was not the result of Producer’s failure to comply with the then-applicable Development Report);

(ii) Midstream Co’s election (x) pursuant to Section 3.1(c) not to provide Services for any Well or Separator Facility included in a Development Report delivered by a Producer that is not the Original Producer or (y) pursuant to Section 3.3(b) not to provide Services for (1) any Well or Separator Facility for which Producer failed to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (2) any Well or Separator Facility not described in the applicable Development Report or (3) any excess volume of Product produced from any Well during any Day that exceeds the volume included in Producer’s estimate set forth in the most recent Development Report delivered to Midstream Co;

(iii) expiration of the Term, as further described in Section 8.2;

(iv) written agreement of Producer and Midstream Co, and each Party shall consider in good faith any proposal by the other Party to permanently release any Dedicated Production or Dedicated Properties;

(v) the occurrence of a Force Majeure of the type described in clauses (l), (m) or (n) of the definition of “Force Majeure” affecting Midstream Co that continues for a period of 120 Days or more;

(vi) Reserved;

(vii) a default (other than a default of the type covered by Section 2.4(a)(i)) by Midstream Co that remains uncured for 90 Days or more;

(viii) Producer’s rejection of any increase in the Individual Fee pursuant to Section 13.1(b); or

(ix) (x) Midstream Co’s suspension of Services pursuant to Section 13.2(a)(ii) that extends for the period of time stated in such Section or (y) Midstream Co’s election not to expand an Individual System pursuant to Section 13.2(b).

Producer may deliver any Dedicated Production released from the Dedications pursuant to this Section 2.4(a) to such other gatherers as it shall determine.

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(b) Temporary Release. Midstream Co shall temporarily release from the Dedications: (i) any Dedicated Production from any Well, Dedicated Properties, or Spacing Unit affected by one or more of the Interruption Conditions, (ii) any Dedicated Production that would have been delivered to a Separator Facility affected by one or more of the Interruption Conditions, (iii) any Dedicated Properties affected by one or more of the Interruption Conditions, and (iv) any Purchased Dedicated Production for which the Individual System has been affected by one or more of the Interruption Conditions. The “Interruption Conditions” are:

(i) the occurrence and continuation of an uncured default by Midstream Co;

(ii) Midstream Co’s interruption or curtailment of receipts and deliveries of Product pursuant to Section 5.5 that continues for a period of 30 consecutive Days;

(iii) Until a permanent release is required under Section 2.4(a) or Section 13.2, Midstream Co’s suspension of Services pursuant to Section 13.2(a) (and, if Section 13.2(a)(i) applies, such temporary release shall continue at the discretion of Midstream Co, subject to the time limits set forth in Section 13.2(a)(i)); and

(iv) Midstream Co’s election not to expand an Individual System or System pursuant to Section 13.2(b).

Producer may make alternative arrangements for the gathering of any Dedicated Production temporarily released from the Dedications pursuant to this Section 2.4(b). To the extent that an interruption or curtailment can be limited to a Facility Segment, Midstream Co shall so limit such interruption or curtailment, and to the extent that Midstream Co does so limit such curtailment or interruption, the temporary release permitted by this Section 2.4(b) shall only apply to the affected Facility Segment. Such temporary release shall continue until the first Day of the Month after the Month during which Midstream Co cures the applicable default or the interruption, curtailment, or suspension of Services terminates; provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of such default, interruption, curtailment, or suspension, such release shall continue until the earlier of (A) the first Day of the Month that is six Months after the event or condition that gave rise to the interruption, curtailment or other temporary cessation has been corrected and (B) the first Day of the Month after the termination of the applicable contract with such Third Party. For the avoidance of doubt, the temporary services that Producer may obtain under Section 3.3 shall not constitute a release under the terms of this Agreement; provided that, if Producer cannot obtain such temporary services without a temporary release, Midstream Co may in its discretion grant or refuse to grant a temporary release on such terms as reasonably required by Midstream Co (including, for example, conditioning the grant of a temporary release on the establishment of a termination date for such temporary release).

(c) Evidence of Release. At the request of Producer, the Parties shall execute a release agreement reasonably acceptable to all Parties (which, in the case of a permanent release, shall be in recordable form) reflecting any release of Dedicated Production or Dedicated Properties pursuant to this Section 2.4.

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Section 2.5 Covenants Running with the Land. Subject to the provisions of Section 2.3 and Section 2.4, each of the Dedications (a) is a covenant running with the Dedicated Properties, (b) touches and concerns Producer’s interests in the Dedicated Properties, and (c) shall be binding on and enforceable by Midstream Co and its successors and assigns. Except as set forth in Article 16, (i) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement and (ii) in the event Midstream Co sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Individual System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement. The Real Property Dedication is not an executory contract under Section 365 of Title 11 of the United States Code (11 U.S.C. § 365).

Section 2.6 Recording of Agreement. Producer hereby authorizes Midstream Co to record a memorandum of the Agreement in the real property records of the counties in which the Service Area is located. Midstream Co and Producer agree that until Midstream Co provides notice to the contrary, all payment terms and pricing information shall remain confidential and be redacted from any filings in the real property records.

Article 3

System Expansion and Connection of Wells

Section 3.1 Development Report; System Plan; Meetings.

(a) Development Report. Original Producer will provide, on or before July 1, 2016, and each Producer Assignee will provide, on or before the date stated in Section 16.1, Midstream Co with its First Development Report, which shall describe (x) in detail the planned development, drilling, and production activities relating to the Dedicated Production through the end of the applicable Period of Two Years, and (y) generally the long-term drilling and production expectations for those project areas in which drilling activity is expected to occur during the applicable Period of Five Years, including the information described in Section 3.1(b). On or before each January 1, each April 1, each July 1, and each October 1 of each Year following the date on which the First Development Report is to be delivered, Producer shall provide to Midstream Co an update of the then-current report (the First Development Report, as updated in accordance with the foregoing and as the then current report may be updated from time to time, the “Development Report”).

(b) Development Report Content. With respect to the Dedication Area, the Development Reports shall include information as to:

(i) the Wells (each, a “Planned Well”) and Separator Facilities (each, a “Planned Separator Facility”) that Producer expects to drill or install during the applicable Period of Two Years, including the expected locations, completion dates thereof (which completion dates shall not be earlier than the applicable Target On-Line Dates), the expected spud dates of such Planned Wells, and dates flow is anticipated to initiate from such Wells;

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(ii) the anticipated Product content from any Well and Separator Facility that Producer expects to produce during the applicable Period of Two Years;

(iii) the Receipt Points and Delivery Points (including proposed receipt points and delivery points not yet agreed in writing among the Parties) at which Product produced from each Well is to be disposed of or (after completion of the Services related to cleaning, treating and recycling) redelivered to Producer during the applicable Period of Two Years;

(iv) the number of Planned Wells and Planned Separator Facilities anticipated to be producing after the Period of Two Years and before the end of the Period of Five Years, broken out by an appropriate geographic area, such as a development plan area;

(v) the actual lateral length for each Well described in the Period of Two Years, the anticipated lateral length for each Planned Well described in the Period of Two Years and initial assumptions for the planned lateral length for each Planned Well anticipated to be producing after the Period of Two Years and before the end of the Period of Five Years;

(vi) the number of rigs that Producer intends to operate in the Dedication Area each year during the Period of Five Years (including sufficient detail regarding the anticipated location of such rigs to allow Midstream Co to determine which Individual System would be impacted by such rig activity);

(vii) with respect to the Period of Two Years, the anticipated date of each frac, the quantity of fresh water required to complete such frac and an indication of the type of frac to be performed (slick, hybrid gel, gel, etc);

(viii) with respect to the Period of Two Years, the anticipated date on which Midstream Co may initiate construction or other development activities at the Well or Separator Facility in order to complete the interconnection into the Individual System; and

(ix) such other information as may be reasonably requested by Midstream Co with respect to Wells and Separator Facilities that Producer intends to drill or from which Producer intends to deliver Product during the Period of Two Years and Period of Five Years.

To the extent possible, any information Producer is required to provide under this Section 3.1(b) with respect to Wells or Separator Facilities shall also include such information related to Planned Wells and Planned Separator Facilities. In addition, if appropriate to provide a complete and accurate Development Report, any information requested with respect to Planned Wells and Planned Separator Facilities shall also be provided with respect to existing Wells or Separator Facilities.

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(c) System Plan. Based on the Development Report and such other information about the expected development of the Dedicated Properties as shall be provided to Midstream Co by or on behalf of Producer, including as a result of meetings between representatives of Midstream Co and Producer, Midstream Co shall develop and periodically update a plan (the “System Plan”) describing or depicting the modifications, extensions, enhancements, major maintenance and other actions necessary in order for the Individual System to be able to provide timely Services for the Product produced by the Wells and Separator Facilities described in the most recent Development Report (including Planned Wells, Planned Separator Facilities and changes in anticipated production from existing Wells and Separator Facilities). Without limiting or otherwise altering Midstream Co’s rights under Section 13.2, unless the applicable Well or Separator Facility is operated by Original Producer, Midstream Co may elect, in its sole discretion, not to make such modifications, extensions, enhancements, major maintenance, or other actions to the System (the “Modifications”) and not to provide Services for any Wells or Separator Facilities included in a Development Report delivered by a Producer that is not the Original Producer. If (i) Midstream Co elects to make such Modifications, (ii) Producer thereafter modifies the Development Report or provides other information (the date on which the modified Development Report or such other information is provided to Midstream Co, the “Cancellation Date”) indicating that such Modifications are no longer necessary, and (iii) as of the Cancellation Date, the actual aggregate costs and expenses (excluding Excluded Amounts) incurred or committed by Midstream Co to make such cancelled Modifications exceeds $100,000.00, then Producer shall reimburse Midstream Co for all reasonable and documented costs and expenses (other than the Excluded Amounts) incurred or committed by Midstream Co through the Cancellation Date to make such Modifications. The System Plan shall include information as to:

(i) each Facility Segment then existing and operational, under construction, or planned and the Individual System of which such Facility Segment is a part;

(ii) all Internal Transfer Points, Receipt Points and Delivery Points served or to be served by each such Facility Segment;

(iii) Reserved;

(iv) all pumps, treatment, oil, separators and other major physical facilities located or to be located on or within each such Facility Segment, together with their sizes, operating parameters, capacities, and other relevant specifications, which sizes, parameters, capacities and other relevant specifications shall be sufficient to (x) connect the Individual System to the Receipt Points and Delivery Points for all Planned Separator Facilities and (with respect to any Planned Wells not intended to be serviced by a Separator Facility) Planned Wells set forth in the most recent Development Report and (y) perform the Services for all Dedicated Production projected to be produced from the Dedicated Properties as contemplated by the most recent Development Report;

(v) the anticipated schedule for completing the construction and installation of the planned Facility Segments and all planned Receipt Points, Internal Transfer Points and Delivery Points, in each case, for all Planned Separator Facilities or Planned Wells, as applicable, included in the most recent Development Report;

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(vi) the allocation methodologies to be used by Midstream Co with respect to System Gains/ Losses, Other System Fuel and other allocations hereunder and, with respect to any System Plan after the initial System Plan, any proposed changes to the allocation methodologies then in effect, which allocation methodologies (A) shall permit allocations to be made by Midstream Co in a commercially reasonable manner; (B) be based upon the measurements taken and quantities determined for the applicable Month; and (C) may take into account the following factors: throughput volumes, System Gains/Losses, total consumption of Other System Fuel, the relative effort required to move the applicable product through the facilities of Midstream Co and other factors determined in good faith by Midstream Co; profit shall not be a component in the allocation of System Gains/Losses; Midstream Co shall have no obligation to allocate back System Gains/Losses or Other System Fuel to a particular Receipt Point; and

(vii) other information reasonably requested by Producer that is relevant to the design, construction, and operation of the System, the relevant Individual System, the relevant Facility Segment, and the relevant Receipt Points, Internal Transfer Points and Delivery Points; provided that in no event shall Midstream Co be obligated to supply to Producer (A) pricing, budget or similar financial information or (B) information that is covered by a confidentiality agreement or confidentiality obligations;

Midstream Co shall deliver the applicable System Plan (including any updated System Plan) to Producer for Producer’s review and comment not later than 30 Days after Producer’s delivery to Midstream Co of the applicable Development Report or amendment thereto.

(d) Meetings. Midstream Co shall make representatives of Midstream Co available to discuss the most recent System Plan with Producer and its representatives at Producer’s written request. Producer shall make representatives of Producer available to discuss the most recent Development Report with Midstream Co and its representatives at Midstream Co’s written request. The Parties agree that the meetings described in the previous sentences of this clause (d) may occur (and shall, if requested by either Party) on a Monthly basis. At all such meetings, the Parties shall exchange updated information about their respective plans for the development and expansion of the Dedicated Properties (including amendments to the Development Report) and the System (including amendments to the System Plan for Producer’s review and comment) and shall have the opportunity to discuss and provide comments on the other Party’s plans.

(e) Scope and Purpose of Planning Tools. The Development Report and the System Plan are intended to assist Midstream Co and Producer with long-term planning and goals. None of the Development Reports nor the System Plans shall amend or modify this Agreement in any way. In the sole discretion of each Person serving as a Midstream Co under a Midstream Agreement Addendum, such Midstream Co may work with any other Midstream Co to prepare and deliver a System Plan jointly. To the extent that a Development Report or System Plan that satisfies the requirements above is delivered or deemed delivered under any other Transaction Document, such Development Report or System Plan shall be deemed delivered hereunder.

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Section 3.2 Expansion of System and Connection of Separator Facilities.

(a) Service Standards. Midstream Co shall, at its sole cost and expense, design, construct (as applicable), and own the Individual System in a good and workmanlike manner and in accordance with the System Plan and this Section 3.2. Until such time as Producer has delivered a Development Report, Midstream Co shall have no obligation under this Section 3.2(a).

(b) On-Line Deadline. Subject to Section 12.2, Midstream Co shall by the later of (x) the date that the first Planned Well on a particular Planned Separator Facility (or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, the date that such Planned Well) is ready for connection to the System and (y) the applicable Target On-Line Date (such later date, the “On-Line Deadline”): (i) have completed (or caused the completion of) the construction of the necessary facilities, in accordance with the then current System Plan, (A) to connect such Planned Separator Facility or such Planned Well to the System and (B) to connect the System to each planned Delivery Point for such Planned Separator Facility or such Planned Well, as applicable, and (ii) be ready and able to commence Services with respect to Dedicated Production from such Planned Separator Facility or Planned Well, as applicable.

(c) Additional/Accelerated Well. From time to time, Producer may provide notice to Midstream Co that Producer has accelerated the Target On-Line Date for a Planned Well or Planned Separator Facility (any such Well or Separator Facility, an “Additional/Accelerated Well”). Midstream Co will use its commercially reasonable efforts to modify the System Plan and to cause the necessary gathering facilities to be constructed prior to the On-Line Deadline for such Additional/Accelerated Well. From time to time, Producer may provide notice to Midstream Co that Producer (i) has delayed the Target On-Line Date for a Planned Well or Planned Separator Facility, (ii) subject to Section 3.2(c), anticipates eliminating a Planned Well or Planned Separator Facility from its development plans and the Development Report, or (iii) anticipates shutting in a Well or Separator Facility that has been producing. Midstream Co may adjust the System Plan as it determines to be appropriate and commercially reasonable to accommodate such elimination of such Wells and Separator Facilities.

(d) Cancellation of Planned Wells and Planned Separator Facilities. If (i) Midstream Co reasonably determines that Producer has permanently abandoned the drilling or installation of any Planned Well or Planned Separator Facility or Producer notifies Midstream Co that Producer intends to permanently abandon the drilling or installation of any Planned Well or Planned Separator Facility (whether through the delivery of an updated Development Report or otherwise, the date on which such determination is made, the “Abandonment Date”), (ii) Midstream Co had begun to design or construct the Facility Segment to connect such Planned Well or Planned Separator Facility to the System prior to such Abandonment Date, and (iii) the actual aggregate costs and expenses (excluding Excluded Amounts) incurred or committed by Midstream Co prior to the Abandonment Date exceeds $100,000.00, then Producer shall reimburse Midstream Co for all reasonable and documented costs and expenses (other than the Excluded Amounts) incurred or committed by Midstream Co prior to such Abandonment Date to design and construct such Facility Segment.

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Section 3.3 Temporary Services.

(a) Pending the completion of facilities contemplated in a System Plan or that may be required to service Wells in existence as of the Effective Date, Producer may enter into a contract with a Third Party to provide services with respect to the Dedicated Production that is anticipated to be serviced by the new, modified, or enhanced facilities if the term of such contract does not exceed six Months (and may be renewed in six-Month increments until such time as Midstream Co has completed the applicable facilities). If any such contract is in effect with respect to any Well, Producer will not be obligated to connect such Well to the System until the first Day of the Month following expiration of such contract.

(b) If at any time, (i) Producer fails to deliver a Development Report on or before the applicable deadline set forth in (a), (ii) a Development Report delivered by Producer failed to describe any Well, or (iii) the average rate of production at any Receipt Point described in the then-applicable Development Report exceeds Producer’s forecast for such Receipt Point set forth in such Development Report, and as a result, Midstream Co has not completed any new, modified, or enhanced facilities necessary to allow Midstream Co to accept all of the Product Tendered by Producer at a Receipt Point, then (x) within a reasonable time after Midstream Co becomes aware of the need for such new, modified, or enhanced facilities, Midstream Co shall elect, in its sole discretion, whether to proceed with the development and completion of such facilities by providing notice to Producer, and (y) if Midstream Co elects to proceed with the development and completion of such facilities, (1) Midstream Co shall cause such facilities to be completed within a reasonable time after such election, and (2) pending the completion of such facilities, Midstream Co may elect (in its reasonable discretion and in exchange for reasonable compensation) to permit Producer to enter into a contract with a Third Party as provided in Section 3.3(a) to provide services with respect to the Dedicated Production that Midstream Co is unable to accept.

Section 3.4 Cooperation. The Parties shall work (at their own cost and expense) together in good faith to obtain such Permits as are necessary to drill and complete each Planned Well and construct the required extensions of the System to each Planned Separator Facility (and each Planned Well, as applicable) as expeditiously as reasonably practicable, all as provided in this Agreement. The Parties shall cooperate with each other and to communicate regularly regarding their efforts to obtain such Permits. Upon request by Producer, Midstream Co shall promptly provide to Producer copies of all Permits obtained by Midstream Co in order to construct any Facility Segment (or portion of a Facility Segment) of the System.

Section 3.5 Grant of Access; Real Property Rights.

(a) Producer’s Grant of Access. Producer hereby grants to Midstream Co, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, the rights of ingress and egress with respect to, and the right to access, all lands constituting Dedicated Properties for the purpose of using, maintaining, servicing, inspecting, repairing, and operating all or any portion of the applicable Individual System, including all pipelines, meters and other equipment necessary for the performance by Midstream Co of this Agreement. Such right of access shall not include any right to install, replace, disconnect, or remove all or any portion of the applicable Individual System, which rights may only be granted pursuant to a separate instrument entered into pursuant to Section 3.5(f).

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(b) Producer Does Not Have Obligation to Maintain. Producer shall not have a duty to maintain in force and effect any underlying agreements (such as any lease, easement, or surface use agreement) that the grant of access by Producer to Midstream Co under Section 3.5(a) is based upon, and such grant will terminate if Producer loses its rights to the applicable property, regardless of the reason for such loss of rights.

(c) Midstream Co’s Grant of Access. Midstream Co hereby grants to Producer, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, the rights of ingress and egress with respect to, and the right to access, all lands covered by the Individual System in order to exercise its rights and obligations hereunder. Such right shall not include any right to install, replace, disconnect, or remove any facilities on such lands, which rights may only be granted pursuant to a separate instrument entered into pursuant to Section 3.5(f). Producer shall release, protect, defend, indemnify and hold harmless Midstream Co Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Midstream Co or any member of Midstream Co Group directly arising from Producer’s exercise of its access rights hereunder, except to the extent such Losses are caused by the gross negligence or willful misconduct of Midstream Co Group.

(d) Midstream Co Does Not Have Obligation to Maintain. Midstream Co shall not have a duty to maintain in force and effect any underlying agreements that the grant of access by Midstream Co to Producer pursuant to this Section 3.5(d) is based upon, and such grant will terminate if Midstream Co loses its rights to the applicable property, regardless of the reason for such loss of rights.

(e) No Interference. A Party’s exercise of the rights granted to a Party by the other Party pursuant to this Section 3.5 shall not unreasonably interfere with the granting Party’s operations or with the rights of owners in fee with respect to the applicable lands, and such rights will be exercised in material compliance with all applicable Laws and the safety and other reasonable access requirements of the granting Party. Each Party obtaining a right of access pursuant to this Section 3.5 shall have the status of “licensee,” except when such Party is accessing the applicable real property by way of a right-of-way, easement, or other similar real property right granted pursuant to a separate instrument.

(f) Real Property Rights. Each Party shall acquire and maintain all easements, rights of way, surface use, surface access agreements, and other real property rights from Third Parties necessary to perform its obligations hereunder. To the extent a Party has the contractual right and title to do so, such Party shall provide to the other Party the right of co-usage on the easements, sub-easements, rights of way, surface use, and other real property rights held by such Party covering lands for which the other Party requires real property rights to perform its obligations hereunder, all at no cost to the providing Party and on terms and conditions mutually acceptable to the Parties in their reasonable discretion. Where a Party does not have the contractual right to do so, such Party shall provide reasonable assistance to the other Party in obtaining the real property rights with respect to such lands as necessary or desirable to perform its obligations hereunder.

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Article 4

Measurement Devices

Section 4.1 Measurement Devices.

(a) Midstream Co shall construct, install, own, and operate (or cause to be constructed, installed, and operated) the Measurement Devices located at the Measurement Points. Midstream Co may, in its discretion, construct, install, own, and operate (or cause to be constructed, installed, and operated) Measurement Devices located at or upstream of the Delivery Points or at or downstream of the Receipt Points.

(b) Midstream Co shall cause all Measurement Devices that are owned by Midstream Co to be constructed, installed, and operated in accordance with applicable industry standards and applicable Laws, and as set forth in the current System Plan.

(c) Producer shall have the right, at its sole expense, to install, own and operate Measurement Devices located at the Measurement Points, Receipt Points and Delivery Points. Producer shall cause Producer Meters to be installed, subsequent to providing a minimum of seventy-two (72) hours’ notice to Midstream Co, so as not to interfere with Midstream Co’s Measurement Devices and shall take steps that are reasonable and customary in the industry to mitigate or prevent any problems that may interfere with Midstream Co’s Measurement Devices at the Measurement Points.

(d) Midstream Co may elect to use a Producer Meter as the Measurement Device for a Measurement Point in lieu of constructing, installing, owning, and operating a Measurement Device located at such Measurement Point by providing notice to Producer (including by detailing such election in the applicable System Plan). If Midstream Co elects to use such Producer Meter as the Measurement Device for a Measurement Point, Producer shall provide Midstream Co reasonable access to such Producer Meter, including prior advance notice of, and the ability to witness, the calibration of such Producer Meter.

(e) Producer and Midstream Co shall cause Measurement Devices owned by such Party to be constructed, installed and operated in a manner which is agreeable to all parties involved and satisfies local and state regulation.

(f) Midstream Co may (but shall not be obligated to) replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of Applicable Law. With respect to Producer Meters that Midstream Co has elected to use, Producer may (but shall not be obligated to) replace or make any alterations to the Measurement Devices necessary to comply with subsequent amendments, revisions or modifications of Applicable Law.

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(g) The accuracy of all Measurement Devices at the Measurement Points and Delivery Points, and of all Measurement Devices that serve as “check meters” for any such Measurement Point or Delivery Point Measurement Devices will be verified by the owner of such Measurement Device (the “Owner”) at Monthly intervals and, if requested, in the presence of a representative of the other Party (the “Beneficiary”). The Owner shall verify the accuracy of any owned Measurement Device before the next Monthly verification required by the preceding sentence if the Beneficiary makes a written request for a special test as described below. Notwithstanding the foregoing, when Daily deliveries of Product at any Measurement Point or Delivery Point average 100 Barrels per Day or less during any Month, the Owner may request from the Beneficiary that the accuracy of the Measurement Devices at such Measurement Point or Delivery Point be verified quarterly. If, upon any test, any Measurement Device is found to be inaccurate by 2% or less, previous readings of such Measurement Device will be considered correct in computing the deliveries of Product under this Agreement. If, upon any test, any Measurement Device is found to be inaccurate by more than 2% (excessive meter factor deviation), such Measurement Device will immediately be removed from service, adjusted, calibrated, repaired or replaced to record accurately (within the manufacturer’s allowance for error) and reproved prior to returning to service. If the excessive meter factor deviation can be explained by changing conditions (gravity, temperature or flow-rate) no corrective action may be taken if mutually agreed upon by both the Owner and the Beneficiary. Any previous recordings of such Measurement Device with an excessive meter factor deviation will be corrected by using the arithmetic average of the malfunction factor and the previous factor shall be applied to the production measured through the meter between the date of the previous factor and the date of the malfunction factor. The proving report must clearly indicate the meter’s malfunction factor and all remarks associated with the repairs or adjustments. If the Beneficiary desires a special test of any Measurement Device, at least 72 hours’ advance written notice will be given to the Owner, and the Parties will cooperate to secure a prompt test of the accuracy of such Measurement Device. If the Measurement Device so tested is found to be inaccurate by 2% or less, the Owner will have the right to bill the Beneficiary for the costs incurred due to such special test, including any labor and transportation costs, and the Beneficiary will pay such costs promptly upon invoice therefor.

(h) If requested by the Beneficiary, the Measurement Devices owned by Owner shall include a sufficient number of data ports, and Owner shall permit Beneficiary to connect to such data ports, as shall be required to provide to Beneficiary on a real-time basis all measurement data generated by such measurement equipment. Beneficiary shall be responsible at its own cost for obtaining equipment and services to connect to such data ports and receive and process such data.

(i) Each Party shall make the charts and records by which measurements are determined available for the use of the other Party in fulfilling the terms and conditions thereof. Each Party shall, upon written request of the other Party, mail, email or deliver for checking and calculation all measurement data, including flowing parameters, characteristics, constants, configurations and events in its possession and used in the measurement of Product delivered under this Agreement within 30 Days after the last chart for each billing period is removed from the meter. Such data shall be returned within 90 Days after the receipt thereof.

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(j) Each Party shall preserve or cause to be preserved for mutual use all test data or other similar records in accordance with the applicable rules and regulations of regulatory bodies having jurisdiction, if any, with respect to the retention of such records, and, in any event, for at least 24 Months.

Section 4.2 Measurement Procedures. Midstream Co shall use the Measurement Devices owned by Midstream Co (or if Midstream Co’s rights under Section 4.1(d) are exercised, then the Measurement Devices owned by Producer) at the Measurement Points to determine the volumes of Product passing through the Individual System for purposes of Article 6 and Article 10. Midstream Co shall cause (or if Midstream Co’s rights under Section 4.1(d) are exercised, then Producer shall cause) the measurements of the quantity and quality of all Product measured at the Measurement Points (and at each Receipt Point or Delivery Point at which measurements are taken) to be conducted in accordance with industry standards (referenced below):

API Manual of Petroleum Measurement Standards:

Chapter 4, Proving Systems

Chapter 5.1. General Considerations for Measurement by Meters

Chapter 5.6, Measurement of Liquid by Coriolis Meters

Chapter 7, Temperature Determination

Chapter 8, Sampling

Chapter 8.2, Automatic Sampling of Petroleum and Petroleum Products

Chapter 9, Density Determination

Chapter 10, Sediment and Water

Chapter 12.2, Calculation of Petroleum Quantities Measured by Turbine or Displacement Meters.

Section 4.3 Product Meter Adjustments. If a Measurement Device is out of service or registering inaccurately, the Parties shall determine the quantities of Product received or delivered during such period as follows:

(a) By using the registration of any check meter or meters, if installed and accurately registering; or in the absence of such check meters,

(b) By using a meter operating in parallel with the estimated volume corrected for any differences found when the meters are operating properly,

(c) By correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation, such as step change, uncertainty calculation or balance adjustment; or in the absence of check meters and the ability to make corrections under this Section 4.3(c), then,

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(d) By estimating the quantity received or delivered by receipts or deliveries during periods under similar conditions when the meter was registering accurately.

Article 5

Tender, Nomination, and Gathering of Production

Section 5.1 Limitations on Service to Third Parties. Midstream Co shall obtain Original Producer’s consent prior to offering services on an Individual System to any Third Party, unless (a) Midstream Co is required by a Governmental Authority to offer service to a Third Party, in which case Midstream Co shall provide Producer prior notice of offering such service to such Third Party, (b) such Third Party has become a Producer hereunder by virtue of assignment of Dedicated Properties to such Party, or (c) Original Producer has ceased to operate acreage serviced by such Individual System.

Section 5.2 Tender of Dedicated Production. Subject to Section 5.3(c), (a) each Day during the Term, Producer shall Tender to the Individual System at each applicable Receipt Point all of the Dedicated Production available to Producer at such Receipt Point and (b) Producer shall have the right to Tender to Midstream Co for Services under this Agreement Product other than Dedicated Production.

Section 5.3 Services; Service Standard.

(a) Services. Subject to Section 5.3(c), Midstream Co shall provide all of the Services, including all services related to collecting, gathering, cleaning, treating, recycling, and disposing of the Product.

(i) Midstream Co shall cause the applicable Individual System to be able to flow such Product at volumes produced into such Individual System, so long as total water volumes for such Individual System are not greater than the current capacity of such Individual System.

(ii) The quantity of Product for which Midstream Co shall provide the Services is:

(A) with respect to the receipt, collection, gathering, storage and cleaning Services further described in clauses (a), (b), (c) and (d) of the definition of “Services”, all of the Product that is Tendered by Producer to Midstream Co at the applicable Receipt Points, so long as such quantity is not in excess of the current capacity of the applicable Individual System;

(B) with respect to the delivery Services further described in clause (e) of the definition of “Services”, Midstream Co shall deliver to the applicable Internal Transfer Points a quantity of Product equivalent to the quantity described in the preceding clause, taking into account any System Gains/ Losses; and

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(C) with respect to Second Phase Services, Midstream Co shall be responsible for either disposing of or recycling all quantities of Product that flow through the applicable Internal Transfer Point.

(b) Services Standard. Midstream Co shall own and operate (or contract for, as applicable) the System and perform the Services in a good and workmanlike manner in accordance with standards customary in the industry.

(c) Priority of Service. Midstream Co shall cause (i) Product delivered by Original Producer to have priority service on the System over Product of any Producer Assignee to the extent not in violation of applicable Law, and (ii) Product delivered by Producer to have priority service on the System over Product of any Third Party. Midstream Co’s performance of its obligations under Section 5.3(a) with respect to any Product (A) of any Producer Assignee, or (B) produced from any Well but not included on a Development Report or for which new, modified, or enhanced facilities are contemplated in a System Plan, shall at all times be subject to the available capacity on the System at the time that Product is available to be Tendered by Producer at a Receipt Point; provided, however, that in the case of clause (B), Producer may make alternative arrangements for the Product not received by Midstream Co pursuant to Section 3.3.

Section 5.4 Designation of Recycling or Disposal, Nominations, Scheduling, and Curtailment. With respect to all quantities of Product delivered to the applicable Internal Transfer Point, Producer shall specify the percentage of such Product that shall be disposed of and the remaining percentage shall be recycled. Product shall be received and redelivered under this Agreement at the similar quantities for a delivery Month. Midstream Co shall use System storage only for the operational purposes, as determined solely by Midstream Co. Nothing contained in this Agreement shall preclude Midstream Co from taking reasonable actions necessary to adjust receipts or deliveries under this Agreement in order to maintain the operational integrity and safety of the System.

Section 5.5 Suspension/Shutdown of Service.

(a) Shutdown. During any period when all or any portion of the Individual System is shut down (i) because of maintenance, repairs, or Force Majeure, (ii) because such shutdown is necessary to avoid injury or harm to Persons or property, to the environment or to the integrity of all or any portion of the Individual System or (iii) because providing Services hereunder has become uneconomic as further described in Section 13.2, Midstream Co may interrupt or curtail receipts of Producer’s Product and the Product of other producers as set forth herein. In such cases, Midstream Co shall have no liability to Producer (subject to Section 11.1(b)) for its failure to receive Product, except to the extent such shutdown is caused by the negligence, gross negligence or willful misconduct of Midstream Co. If Midstream Co is required to so interrupt or curtail receipts of Product, Midstream Co will advise (by telephone, following up by writing, which writing may be in the form of electronic mail) Producer of such interruption or curtailment as soon as practicable or in any event within twenty-four hours after the occurrence of such event.

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(b) Planned Curtailments and Interruptions.

(i) Midstream Co shall have the right to curtail or interrupt receipts and deliveries of Product for brief periods to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Individual System; provided, however, that to the extent reasonably practicable, Midstream Co shall coordinate its maintenance, repair and modification operations with the operations of Producer and, in any case, will use its reasonable efforts to schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent possible service curtailments or interruptions.

(ii) Midstream Co shall provide Producer (x) with 30 Days prior notice of any upcoming normal and routine maintenance, repair and modification projects that Midstream Co has planned that would result in a curtailment or interruption of Producer’s deliveries and the estimated time period for such curtailment or interruption and (y) with six Months prior notice of any maintenance (A) of which Midstream Co has knowledge at least six Months in advance and (B) that is anticipated to result in a curtailment or interruption of Producer’s deliveries for five or more consecutive Days.

Section 5.6 Transportation and Disposal. As between the Parties, Midstream Co shall be solely responsible, and shall make all necessary arrangements for the receipt, further transportation, and disposal of Producer’s owned and Controlled Product from the Receipt Points, to the Internal Transfer Points and ending at the Delivery Points.

Article 6

Fees

Section 6.1 Fees. Producer shall pay Midstream Co each Month in accordance with the terms of this Agreement for all Services provided by Midstream Co with respect to Dedicated Production received by Midstream Co from Producer or for Producer’s account during such Month, an amount, for each Individual System, equal to the sum of (i) the product of (x) the aggregate quantity of such Product, stated in Barrels, received by Midstream Co from Producer or for Producer’s account at the applicable Receipt Points for such Product within the applicable Individual System during such Month, multiplied by (y) the applicable Individual First Phase Rate (the “Individual First Phase Fee”), (ii) the product of (x) the aggregate quantity of such Product, stated in Barrels, delivered by Midstream Co to the Internal Transfer Point during such Month multiplied by (y) the applicable Individual Second Phase Rate (the “Individual Second Phase Fee”) and (iii) an amount equal to Producer’s allocated portion of the actual costs incurred by Midstream Co for electricity required to provide Services, such allocation to be based upon the aggregate volumes of Product received by Midstream Co.

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Section 6.2 Fee Adjustments.

(a) Redetermination.

(i) Redetermination Proposal. Between November 1 and December 31 of any Year, Midstream Co shall prepare and deliver to Producer for its review and comment a written proposal (each, a “Redetermination Proposal”) to redetermine each Individual Fee (unless the Parties mutually agree not to redetermine any particular Individual Fee) in accordance with this Section 6.2(a). Each Redetermination Proposal shall include relevant supporting documentation based upon the latest updated Development Report and System Plan and shall take into account future items including, projected production volumes, operating revenue projections, and budgeted amounts for capital expenditures and all estimated operating expenses that Midstream Co believes will be necessary to provide the applicable Services as contemplated by the latest updated Development Report and System Plan; provided that a redetermined Individual Fee as agreed to by the Parties (a “Redetermined Individual Fee”) shall not recoup the difference between (A) estimated operating expenses or revenues and (B) actual operating expenses or revenues for periods prior to the effective date of such Redetermined Individual Fee. The Parties may agree to redetermine a particular Individual Fee without obligation to agree to redetermine any other Individual Fee.

(ii) Subsequent Redetermination Timing. Any Redetermined Individual Fee agreed to by the Parties on or prior to the last Business Day of February of the applicable Adjustment Year (“Redetermination Deadline”) shall become effective as of the first Day of the Month following the Month in which agreement has been reached. If the Parties fail to agree upon a redetermination of any Individual Fee set forth in the applicable Redetermination Proposal on or prior to the Redetermination Deadline, such Individual Fee shall remain in effect without redetermination pursuant to this Section 6.2(a). For purposes of this Section 6.2(a)(ii), the Year immediately after the Year during which a Redetermination Proposal is delivered is herein the “Adjustment Year”.

(b) Annual Escalation. Effective as of July 1 of each Year, the Individual Fee will be increased by multiplying the then-applicable Individual Fee by the Escalation Percentage (herein, the “Increase in Fee”) and adding the then-applicable Individual Fee to the Increase in Fee; provided that Reimbursed Amounts shall not be subject to this Section 6.2(b). Such annual increase to the Individual Fee shall become effective on July 1 of the applicable Year, even if such Individual Fee was redetermined pursuant to Section 6.2(a), with an effective date during the same Year.

Section 6.3 Treatment of Byproducts, System Gains/Losses, Fuel and Related Matters. No separate fee shall be chargeable by Midstream Co and no refund or reduction in the Individual Fee shall be chargeable by or owed to Producer for the hydrocarbons or services described in this Section 6.3.

(a) Reserved.

(b) Reserved.

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(c) System Gains/Losses.

(i) Midstream Co will perform a Monthly material balance for each Individual System based on comparison of Product delivered and the amount of Product calculated to have been delivered into the Individual System (in conjunction with determining the theoretical Crude Oil volume under any Transaction Document to which Midstream Co is a Party covering crude oil gathering services) received into the Individual System at Receipt Points. Actual gains or losses in an Individual System from the material balance will be allocated back to Producer’s Receipt Points to determine allocated quantities of Product received at Receipt Points for each Month.

(ii) If, during any Month, System Gains/Losses on an Individual System allocated to Producer in accordance with this Agreement exceeds 2.00% of the total quantities of Producer’s owned or Controlled Product delivered to the Individual System in such Month, then Midstream Co will, for the respective Individual System, obtain updated test data (i.e. sample results, meter proves, etc.) from Receipt Points involved in calculating the amount of Product determined to have been delivered into the Individual System (in conjunction with determining the theoretical Crude Oil volume under any Transaction Document relating to the provision of crude oil gathering services by Midstream Co) and conduct a field-wide (on an Individual System basis) meter inspection and proving, if necessary, followed by an updated balance. If Midstream Co determines that a repair to the Individual System is needed to reduce the System Gains/ Losses below 2.00%, Midstream Co shall undertake such repairs in a commercially reasonable manner and as soon after making such determination as is commercially reasonable.

(iii) Midstream Co shall provide Producer with prior notice of, and reasonable access to observe, any such field-wide meter balance.

(d) Other System Fuel. Midstream Co shall account for the Other System Fuel used by Midstream Co in the operation of the Individual System. If during any Month, the Producer does not deliver to Midstream Co Gas under any Transaction Document to which Midstream Co is a party, then Midstream Co shall calculate the value of the Other System Fuel used during the applicable Month based on the price of Gas received by Producer during such Month and such amount shall appear as an additional fee owed by Producer to Midstream Co on an invoice delivered to Producer within 90 Days after the end of the applicable Month.

Article 7

Quality Specifications

Section 7.1 Quality Specification. Subject to Section 7.2, at no time shall Midstream Co be required to accept Product that is not produced from a Well within the Dedication Area. Midstream Co shall perform regular testing at the Receipt Points to ensure no additional contaminants, such as gel fractionation fluids, are contained within the Product. Midstream Co may commingle Product received into the Individual System with other Product shipments. Subject to Section 7.2, Producer shall cause all Product delivered at the Receipt Points to Midstream Co to meet the quality specifications set forth below:

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Constituent	Unit	Limit
pH		NA
Total Hardness	mg/L as CaCO3	1,500
Sodium	mg/L	15,000
Iron	mg/L	295
Sulfate	mg/L	1100
Chloride	mg/L	18,500
Silica	mg/L	130
Aluminum	mg/L	40
Total Alkalinity	mg/L as CaCO3	1,500
Oil and Grease	mg/L	170
Particulate Size	Nominal Micron	300

Recycled Water – as used herein, such term is referring to Product that has been cleaned, treated or recycled to the extent that such water meets the following specifications:

pH	6.5 to 7.5
Iron (Fe)	25 mg/L
Chloride (Cl)	23,125 mg/L
Sulfate (SO4)	800 mg/L
Calcium (Ca)
Magnesium (Mg)
Carbonate (CO3)
Bicarbonate (HCO3)
Tannin/ Lignin
Total Hardness	500 mg/L as CaCO3
Total Alkalinity	500 mg/L as CaCO3
Sodium	18,750 mg/L
Silica	10 mg/L
Aluminum	4 mg/L
Oil and Grease	5 mg/L
Particulate Size	50 nominal micron

Section 7.2 Failure to Meet Specifications. If any Product Tendered by Producer to the Individual System fails at any time to conform to the applicable specifications, then Midstream Co will have the right to immediately discontinue receipt of such non-conforming Product and shall notify Producer of the specifications violation within twenty-four (24) hours after such discontinuation. Such notification may be verbal initially, followed by written confirmation. If Producer disputes Midstream Co’s determination that any Product fails to conform to the applicable specifications, then Producer shall (a) notify Midstream Co thereof

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within twenty-four (24) hours after receiving such notice from Midstream Co, (b) submit the applicable Product to a mutually agreed upon Third Party laboratory, and (c) cause such laboratory to analyze the Product within seventy-two (72) hours after Producer’s receipt of Midstream Co’s notice of non-conformance. If the results of such analysis provide that the applicable Product is non-conforming, the costs and expenses associated with such analysis shall be borne by Producer; if the results of such analysis provide that the applicable Product conforms to the specifications, then Midstream Co shall reimburse Producer for all reasonable and documented costs and expenses incurred by Producer to cause such Third Party laboratory to perform such analysis. Producer will promptly undertake commercially reasonable measures to eliminate the cause of such non-conformance. Midstream Co, in its sole discretion, may accept receipt, or continue to receive, non-conforming Product if the blending and commingling of such Producer’s non-conforming Product with other Product in the Individual System does not materially affect the Individual System and the ability of Midstream Co to deliver Product at Delivery Point(s) within applicable Delivery Point specifications. Midstream Co’s continued taking of non-conforming Product shall not relieve Producer of the responsibility to undertake commercially reasonable measures to eliminate the cause of such non-conformance.

Section 7.3 Indemnification Regarding Quality. PRODUCER SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS MIDSTREAM CO GROUP FROM AND AGAINST ALL LOSSES DIRECTLY OR INDIRECTLY ARISING OUT OF, IN CONNECTION WITH OR IN ANY MANNER ATTRIBUTABLE TO THE FAILURE OF THE PRODUCT DELIVERED BY PRODUCER TO THE INDIVIDUAL SYSTEM TO MEET THE QUALITY SPECIFICATIONS SET FORTH HEREIN, INCLUDING DISPOSAL COSTS, DAMAGE TO OR SUSTAINED BY THE INDIVIDUAL SYSTEM (INCLUDING THE EQUIPMENT AND COMPONENT PARTS), COSTS EXPENDED BY MIDSTREAM CO OR ANY OF ITS AFFILIATES TO RETURN THE INDIVIDUAL SYSTEM AND RELATED FACILITIES TO SERVICES, CLAIMS OF OTHER PRODUCERS ON THE INDIVIDUAL SYSTEM, CLAIMS OF OWNERS OF ALL DOWNSTREAM FACILITIES AND CLAIMS OF ALL PERSONS WHO ULTIMATELY USE THE NON-CONFORMING PRODUCT DELIVERED BY PRODUCER AND THE COSTS OF ALL REGULATORY OR JURISDICTIONAL PROCEEDINGS.

Article 8

Term

Section 8.1 Term. The term of this Agreement commenced on January 1, 2015, which is the original effective date of the Parties’ agreement regarding the matters set forth herein, and this Agreement shall remain in effect until January 1, 2030 (the “Initial Term”) and thereafter on a Year to Year basis until terminated by Midstream Co or Producer effective upon the expiration of the Initial Term or the expiration of any Year thereafter upon notice no less than 90 Days prior to the expiration of the Initial Term or the expiration of any Year thereafter (such period of time, the “Term”). Notwithstanding the foregoing, with respect to the OpCo Agreement Addendum only, this Agreement shall continue for so long as any Original Midstream Co remains a Party under any Midstream Agreement Addendum then in effect and shall automatically terminate at such time as no Original Midstream Co remains a Party to any Midstream Agreement Addendum.

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Section 8.2 Effect of Termination or Expiration of the Term. Upon the termination of the Term, this Agreement shall forthwith become void and the Parties and OpCo shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party or OpCo from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the date of such termination, (b) the provisions of Section 7.3, this Section 8.2, Article 15 and Section 17.1 through Section 17.10 shall survive such termination and remain in full force and effect indefinitely, (c) the indemnities set forth in Section 3.5(c) shall survive such termination and remain in full force and effect indefinitely, and (d) Section 10.4 and Section 17.11 shall survive such termination and remain in full force and effect for the period of time specified in such Sections.

Article 9

Title and Custody

Section 9.1 Title. Delivery by Producer of Product to any Receipt Point shall be deemed a warranty of title to such Product by Producer or a warranty that Producer Controls the Product and has the right to deliver such Product for gathering under this Agreement, as applicable. Title to Product shall not transfer to Midstream Co by reason of Midstream Co’s performance of the Services.

Section 9.2 Custody. From and after Producer’s delivery of its owned or Controlled Product to Midstream Co at the Receipt Points, and until Midstream Co’s disposal of Product or redelivery of such Product to or for Producer’s account at the applicable Delivery Points, as between the Parties, Midstream Co shall have custody and control of, and be responsible for, such Product. In all other circumstances, as between the Parties, Producer shall be deemed to have custody and control of, and be responsible for, such Product.

Article 10

Billing and Payment

Section 10.1 Statements.

(a) Ordinary Course. Midstream Co shall submit invoices to Producer on or before the 25th Day after the end of a Month (the “Invoice Month”). Each invoice shall be accompanied by supporting information for all amounts charged by such invoice. All amounts owed for Services provided during an Invoice Month shall be reflected on the applicable invoice for such Invoice Month; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Midstream Co to a Third Party (collectively, the “Reimbursed Amount”) or the calculation of such amount is contingent on information provided by a Third Party (collectively, the “Conditional Amount”), such Reimbursed Amount and Conditional Amount shall be reflected on an invoice within 90 Days after the end of the Month in which such Reimbursed Amount was paid by Midstream Co.

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(b) Reserved.

(c) Detail. Midstream Co shall cause its invoices and supporting information to include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to the actual measurements for such Month, and any adjustments to prior period volumes and quantities.

(d) Monthly Loss/ Gain Report. Midstream Co shall deliver to Producer, on or before the close of business of the 40th Day after the applicable Invoice Month a Monthly Loss/ Gain Report. If Midstream Co elects, it may deliver such Monthly Loss/ Gain Report concurrently with the applicable invoice.

(e) One Invoice; Netting. To the extent that Midstream Co and Producer are party to this Agreement and one or more other Transaction Documents, one invoice may be delivered in respect of all amounts owing under such Transaction Documents. The Parties shall net all undisputed amounts due and owing or past due and owing arising under the Transaction Documents to which Producer and Midstream Co are parties such that the Party owing the greater amount shall make a single payment of the net amount to the other Party. No amounts owing to or by any Midstream Co may be set off against amounts owing to or by any other Midstream Co. No amounts owing to or by any Producer may be set off against amounts owing to or by any other Producer. To the extent possible, all fee adjustments set forth in Article 6 shall be accomplished by setoff or netting.

Section 10.2 Payments.

(a) Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 30th Day of each Month and the 10th Day after receipt of the invoice or, if such Day is not a Business Day, then on the next Business Day. All payments by Producer under this Agreement shall be made by electronic funds transfer to the account designated by Midstream Co. Any amounts not paid by the due date will be deemed delinquent and, with respect to amounts owed to Midstream Co, will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.

(b) If Producer, in good faith, disputes the amount of any invoice of Midstream Co, Producer will pay Midstream Co such amount, if any, that is not in dispute and shall provide Midstream Co notice, no later than 30 Days after the date that payment of such invoice would be due under Section 10.2(a), of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. If Producer fails to provide notice of dispute within such 30-Day period, then Producer shall be deemed to have waived its right to dispute the applicable invoice, except for a dispute following an audit conducted in accordance with Section 10.4. Following Midstream Co’s receipt of such dispute notice, Producer and Midstream Co shall endeavor in good faith to resolve such dispute, and if the Parties are unable to resolve such dispute within a reasonable time, such dispute may be resolved in accordance with Section 17.6 of this Agreement. Upon resolution of the dispute, any required payment shall be made within 15 Days after such resolution, and, if such amount shall be paid to Midstream Co, such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid

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Section 10.3 Adequate Assurances. If (a) Producer fails to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after written notice of such failure is provided to Producer, (b) Producer is not the Original Producer or (c) Midstream Co has reasonable grounds for insecurity regarding the performance by Producer of any obligation under this Agreement, then Midstream Co, by notice to Producer, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from Producer. “Adequate Assurance of Performance” means, at the option of Producer, any of the following, (x) advance payment in cash by Producer to Midstream Co for Services to be provided under this Agreement in the following Month or (y) delivery to Midstream Co by Producer of an irrevocable standby letter of credit or a performance bond, in form and substance reasonably acceptable to Midstream Co, issued by a Credit-Worthy Person, in an amount equal to not less than the aggregate proceeds due from Producer under Section 10.1 for the prior 2-Month period. Promptly following the termination of the condition giving rise to Midstream Co’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, Midstream Co shall release to Producer the cash, letter of credit, bond or other assurance provided by Producer (including any accumulated interest, if applicable, and less any amounts actually applied to cover Producer’s obligations hereunder).

Section 10.4 Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of the Transaction Documents. The scope of such examination will be limited to the 24 Months preceding the date such notice of audit, statement, charge or computation was presented. No Party may conduct more than one audit (taking all Transaction Documents to which Producer is a party together) of another Party during any Year (except that, if a Party is in default hereunder, additional audits may be conducted during the continuance of such default). If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days after resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

Article 11

Remedies

Section 11.1 Suspension of Performance; Temporary Release from Dedication.

(a) Suspension by Midstream Co as Remedy for Payment Default. If Producer fails to pay any invoice rendered under Article 10, such failure is not due to a good faith dispute by Producer in accordance with Section 10.2(b) and such failure is not remedied within 5 Business Days after Producer’s receipt of written notice of such failure from Midstream Co, Midstream Co shall have the right, at its sole discretion, to (i) suspend performance (including withholding any payments that are owed by Midstream Co to Producer, and such withheld amounts shall not be subject to setoff under Section 10.1(e)) under this Agreement until such amount, including interest at the Interest Rate, is paid in full or (ii) continue performing the Services under this

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Agreement, and, acting in a commercially reasonable manner, sell any Product delivered by Producer to the Receipt Points on Producer’s behalf, and use the proceeds therefrom to reimburse Midstream Co for any amounts due and owing to Midstream Co, and, at Producer’s election, either (y) remit any excess amounts received under such sale to Producer or (z) reduce the Services Fee due from Producer to Midstream Co for the following Month by the amount of such excess.

(b) Additional Suspensions as Remedies. If a Party fails to perform or comply with any material warranty, covenant or obligation (other than as provided in Section 11.1(a) or Section 2.4(a)(i)) contained in this Agreement and such failure has not been remedied within 60 Days after its receipt of written notice from the other Party of such failure, then the non-defaulting Party shall have the right to suspend performance of its obligations under this Agreement that are affected by such failure or non-compliance (including withholding any payments that are owed to the other Party, and such withheld amounts shall not be subject to netting or setoff under Section 10.1(e)); provided that Producer may not withhold any payments that are owed to Midstream Co for Services actually performed by Midstream Co.

(c) Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain. Therefore, each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.

Section 11.2 No Election. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Section 11.3 and Article 15. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.

Section 11.3 DIRECT DAMAGES. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED THAT THIS LIMITATION TO DIRECT DAMAGES SHALL NOT LIMIT THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER Section 3.5(c), Section 7.3, AND Article 15.

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Article 12

Force Majeure

Section 12.1 Force Majeure. If either Midstream Co or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice (which notice may initially be delivered orally so long as written notice is delivered as soon as reasonably practicable thereafter) and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to the other Party as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Party affected by the event shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, no Party shall be relieved from any indemnification obligation or any obligation to make payments, as the result of Force Majeure, regardless of which Party is affected; provided further that if the Force Majeure impacts only a particular Facility Segment or Individual System, then the suspension of obligations described in this sentence shall apply only to the applicable Facility Segment or Individual System and not to the obligations owing in connection with the rest of the System. The Party affected by Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure.

Section 12.2 Extension Due to Force Majeure. If a Party is unable to meet any deadline set forth herein as a result of a Force Majeure, then provided that such Party complies with the provisions of Section 12.1, such deadline shall be extended for a period of time equal to the period of time during which such Party is delayed due to the Force Majeure.

Article 13

Change in Law; Uneconomic Service

Section 13.1 Changes in Applicable Law.

(a) If any new Laws are enacted or amended or any new interpretations in respect of previously existing Laws are issued after the Effective Date that require Midstream Co to make capital expenditures with respect to the System, then Midstream Co may propose an increase to the applicable Individual Fee as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement; provided, however, that no increase to the applicable Individual Fee pursuant to this Section 13.1 shall be applicable unless and until, in the reasonable judgment of Midstream Co, Midstream Co would be required to make capital expenditures with respect to the System in order to comply with such new Law that materially and adversely affects the economics of the Services provided, fees received, or the other economic benefits of this Agreement for Midstream Co.

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(b) Producer shall accept or reject, in its sole discretion, Midstream Co’s proposed increase to the Individual Fee within 30 Days after receiving such proposal from Midstream Co. If Producer fails to provide notice of such acceptance or rejection within such 30-Day period, then Producer shall be deemed to have accepted such increase. If Producer rejects the amount of the proposed increase, then Midstream Co shall release the Wells, Separator Facilities, Receipt Points, Spacing Units, and Dedicated Production that would have been affected by such increase in accordance with Section 2.4(a)(viii). The Parties will amend, update, or revise the applicable Agreement Addendum in accordance with this Agreement to reflect any changes in the applicable Individual Fees agreed to in accordance with this Section 13.1.

(c) Producer and Midstream Co shall use their commercially reasonable efforts to comply with new and amended applicable Laws and new interpretations of existing Laws.

Section 13.2 Unprofitable Operations and Rights of Termination.

(a) Cessation of Services. If, in the sole discretion of Midstream Co, (x) the gathering of Product from any Wells, Separator Facilities or Receipt Points, (y) the delivery of Product to any Delivery Points or (z) the provision of any other Service under this Agreement, is or becomes uneconomical due to its volume, quality, or for any other cause, then Midstream Co shall not be obligated to provide the applicable Services so long as such condition exists.

(i) If Midstream Co suspends Services under this Section 13.2(a) as a result of Producer’s (A) negligence, willful misconduct, or breach of this Agreement, (B) delivery of Product that fails to meet the quality specifications required by Section 7.1, or (C) execution of a plan of development that deviates from the then-applicable Development Report, then Midstream Co may resume providing such Services at any time, upon two months’ advance written notice delivered to Producer, and the affected Wells, Separator Facilities, Receipt Points and Dedicated Production shall only be permanently released as a result of suspension under this clause by mutual agreement of the Parties under Section 2.4(a)(iv).

(ii) If Midstream Co suspends Services under this Section 13.2(a) for any reason other than as specified in clause (i) above and (x) such suspension continues for six consecutive Months or (y) Midstream Co delivers notice to Producer that such suspension shall be permanent, then the applicable Wells, Separator Facilities, Receipt Points, Spacing Units and Dedicated Production shall be permanently released as specified in Section 2.4(a)(ix).

(b) Election not to Expand System. If Midstream Co determines, in its discretion, that an expansion of the Individual System to satisfy the needs of Producer, as described in Section 3.2 hereof, would be uneconomical, then Midstream Co shall neither be obligated to undertake such expansion nor to provide the applicable Services. Producer shall be entitled to a release of the applicable Planned Wells, Planned Separator Facilities and Dedicated Production pursuant to Section 2.4(a)(ix) immediately upon Midstream Co’s delivery of a System Plan (marked as “Final”) indicating that a requested expansion would be uneconomical pursuant Section 13.2(d).

(c) Start of Suspension of Services. Midstream Co shall cause any suspension of Services permitted by this Section 13.2 to commence on the first Day of a Month and not on any other Day.

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(d) Supporting Documentation. As soon as Midstream Co determines that an expansion of the Individual System will not be economic or that continuing to provide Services at existing facilities has been rendered uneconomic, Midstream Co shall communicate the same to Producer. With respect to existing facilities, such notice shall be delivered to Producer at least 60 Days in advance of any proposed curtailment under this Section 13.2 and such notice shall be accompanied by documentation supporting its claim that certain Services have become uneconomical. With respect to planned facilities, Midstream Co shall indicate that providing Services to Planned Wells or Planned Separator Facilities is uneconomical by failing to include the necessary expansion projects in the applicable System Plan and shall provide supporting documentation for its determination that such expansion would be uneconomical, if requested by Producer. If Midstream Co delivers a System Plan (marked as “Final”) describing the necessary expansion projects, such delivery shall be deemed to be a commitment by Midstream Co to complete such expansion without exercising its rights under Section 13.2(b), so long as conditions (including anticipated throughput, pricing, the ability to obtain rights-of-way, Producer’s continued execution of the Development Report, and any other factors deemed material by Midstream Co) do not materially change; provided, however that upon the initiation of Services through such expansion project or through a component part of such expansion project, such expansion (or applicable portion thereof) shall be considered “existing facilities” for purposes of this Section 13.2 and Midstream Co shall have all of the rights set forth herein with respect to existing facilities that become uneconomical. Nothing in this Section 13.2(d) shall give Producer a right to consent to a suspension under this Section 13.2.

(e) No Obligation to Drill or Operate. Without limiting the right of Producer to revise the Development Report to eliminate any proposed Wells or Separator Facilities, nothing herein shall be construed to require Producer to drill any Well, to continue to operate any Well, to place any new Separator Facility into service or to maintain the operation of any Separator Facility that a prudent operator would not in like circumstances drill or continue to operate.

Article 14

Reserved

Article 15

Indemnification and Insurance

Section 15.1 Reciprocal Indemnity. To the fullest extent permitted by Applicable Law and except as otherwise set forth in Section 3.5(c) and Section 7.3:

(a) Producer Indemnification. Producer shall release, protect, defend, indemnify and hold harmless Midstream Co Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Producer or any member of Producer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF MIDSTREAM CO GROUP OR ANY OTHER PERSONS.

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(b) Midstream Co Indemnification. Midstream Co shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Midstream Co or any member of Midstream Co Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF PRODUCER GROUP OR ANY OTHER PERSONS.

(c) Regardless of Fault. AS USED IN THE PRECEDING TWO SUBCLAUSES, THE PHRASE “REGARDLESS OF FAULT” SHALL MEAN, WITH RESPECT TO ANY LOSS THAT IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT, OF ANY MEMBER OF MIDSTREAM CO GROUP OR THE PRODUCER GROUP, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF AND WITHOUT LIMITATION OF SUCH LOSS AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

Section 15.2 Indemnification Regarding Third Parties. Each Party shall release, protect, defend, indemnify and hold the other Party harmless against any Loss by a Third Party that is not a member of the Producer Group or Midstream Co Group, to the extent such Loss (a) is caused by the negligence or willful misconduct of said indemnifying Party or such Party’s Group, or (b) in the case of Producer as indemnifying Party, results from claims by a Third Party of title, rights, or encumbrances in or to Product delivered by Producer to a Receipt Point.

Section 15.3 Penalties. Producer shall release, protect, defend, indemnify, and hold harmless Midstream Co from any Losses resulting from penalties imposed by a Downstream Facility in any transportation contracts or service agreements associated with, or related to, Producer’s owned or Controlled Product.

Section 15.4 Insurance. Midstream Co and Producer shall (a) carry and maintain no less than the insurance coverage set forth in Exhibit D, and (b) cause such insurance to be (i) the primary coverage without any right of contribution from any other insurance held by the other Party to the extent of the insured Party’s indemnification obligations hereunder, and (ii) written and endorsed to include waivers of all subrogation rights of the insurers against Midstream Co and its Group (in the case of Producer’s insurance) or Producer and its Group (in the case of Midstream Co’s insurance). Unless Producer is Original Producer, Producer shall also cause the insurance carried and maintained by it pursuant to this Section 15.4 to be endorsed to name Midstream Co and its Group as additional insureds or provide blanket additional insured status that covers Midstream Co and its Group as additional insureds, except in the case of worker’s compensation insurance. Any insurance provided by OpCo on behalf of Midstream Co that comports with this Section 15.4 shall be deemed to satisfy these requirements.

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Article 16

Assignment

Section 16.1 Assignment of Rights and Obligations under this Agreement.

(a) Assignment. Except as specifically otherwise provided in this Agreement, no Party nor OpCo shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior consent of Midstream Co (in the case of an assignment by Producer) or Producer (in the case of an assignment by OpCo or Midstream Co), which consent may be withheld at such Party’s sole discretion. Notwithstanding the foregoing, Producer may assign its rights and obligations under this Agreement to any Person to whom Producer assigns or transfers an interest in any of the Dedicated Properties insofar as this Agreement relates to such Dedicated Properties without the consent of Midstream Co; provided that (A) such Person assumes in writing the obligations of Producer under this Agreement insofar as it relates to the portion of the Dedicated Properties so assigned or transferred, such writing shall take the form of an Agreement Addendum, executed by the applicable Midstream Co and the Producer Assignee (and others, if appropriate) and such writing shall be recorded in the real property records of the counties in which the Dedication Area is located, (B) such assignment is made subject to this Agreement, (C) if such assignment or transfer is made to an Affiliate of Producer, the Original Producer shall not be released from any of its obligations under this Agreement, and (D) if such transfer or assignment is to a Producer Assignee (a “Third Party Assignment”): (1) the Original Producer shall be released from its obligations under this Agreement with respect to the Dedicated Properties so assigned or transferred, (2) at least thirty (30) Days prior to the closing date of the Third Party Assignment (or, if the period between signing and closing is less than thirty (30) Days, as early as possible and in no event less than two Business Days prior to the closing of the Third Party Assignment), Producer shall cause the proposed Producer Assignee to deliver an updated Development Report to Midstream Co and (3) prior to or on the closing date of the Third Party Assignment, the Producer Assignee shall deliver to Midstream Co (x) a copy of the writing pursuant to which the Third Party Assignment is occurring, and (y) documentation of any Conflicting Dedication affecting any Product of the Producer Assignee that would otherwise be considered Dedicated Production.

(b) Notice; Binding Effect. Within 30 Days prior to the date of execution of a permitted assignment by Producer, Producer shall give Midstream Co notice of any assignment of this Agreement or Dedicated Properties. Midstream Co shall give Producer written notice of any assignment of this Agreement within 30 Days after the date of execution of such permitted assignment. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 16.1 shall be null and void ab initio.

(c) Releases not Assignments. Any release of any of the Dedicated Properties from the Dedications pursuant to Section 2.4 shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 16.

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Section 16.2 Pre-Approved Assignments. Each Party shall have the right without the prior consent of the others to (a) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement, and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

Section 16.3 Change of Control. Except as provided in Section 16.1, nothing in this Article 16 shall prevent Producer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Producer and nothing in this Article 16 shall prevent Midstream Co’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Midstream Co. However, if a change of control of a Party gives rise to a reasonable basis for insecurity on the part of the other Party, such change of control may be the basis for a request of Adequate Assurance of Performance. Each member or owner of Producer or Midstream Co, as applicable, shall have the right to assign and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Midstream Co, as applicable, without restriction contained in this Agreement.

Article 17

Other Provisions

Section 17.1 Relationship of the Parties. The execution and delivery of an Agreement Addendum shall create a binding agreement between the Parties signatory thereto or, in the case of the OpCo Agreement Addendum, the Producer signatory thereto and OpCo, consisting of the terms set forth in such Agreement Addendum together with the terms set forth in these Agreement Terms and Conditions. The signatories of one Agreement Addendum shall not be bound to or otherwise in privity of contract with the signatories of any other Agreement Addendum, and the execution and delivery of each Agreement Addendum shall form a separate and distinct contract. This Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust between or among Producer, Midstream Co, and OpCo or the persons party to any other Agreement Addendum. This Agreement shall not be deemed or construed to authorize any Party or OpCo to act as an agent, servant or employee for any other Party or OpCo for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties and OpCo shall not be considered fiduciaries.

Section 17.2 Notices. Unless otherwise specified in the applicable provision, all notices, consents, approvals, requests, and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, or sent by bonded overnight courier, mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, return receipt requested, or, except in the case of notices of breach or default, sent by electronic mail (including with a PDF of the notice or other communication attached), in each case, addressed (i) if to Producer, at the address set forth on the applicable Agreement Addendum and (ii) if to Midstream Co or OpCo, then to OpCo and the applicable Midstream Co at the address set forth on the applicable Agreement Addendum; provided that in the case of any notice by electronic mail, such notice is confirmed by communication via another method permitted by this Section 17.2. Any notice, consent, approval, request, or other

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communication (“Communications”) given in accordance herewith shall be deemed to have been given when (a) actually received or rejected by the addressee in person or by courier, (b) (reserved), or (c) actually received or rejected by the addressee upon delivery by overnight courier or United States Mail, as shown in the tracking report or return receipt, as applicable. Communications may not be transmitted by electronic mail, except for ordinary course business communications that shall be deemed to be received, if transmitted during normal business hours on such Business Day, or if transmitted after normal business hours, on the next Business Day. Any Person may change their contact information for notice by giving notice to the other Party and, in the case of Producer, OpCo in the manner provided in this Section 17.2.

Section 17.3 Entire Agreement; Conflicts. This Agreement (consisting of these Agreement Terms and Conditions and the applicable Agreement Addendum) constitutes the entire agreement of Producer and Midstream Co or OpCo (as applicable) pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of Producer and Midstream Co or OpCo (as applicable) pertaining to the subject matter hereof. There are no warranties, representations, or other agreements between Producer and Midstream Co or OpCo (as applicable) relating to the subject matter hereof except as specifically set forth in this Agreement, including the exhibits hereto, and no Party or OpCo shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth.

Section 17.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Person waiving compliance. No course of dealing on the part of any Party or OpCo, or their respective officers, employees, agents, or representatives, nor any failure by a Party or OpCo to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party or OpCo at a later time to enforce the performance of such provision. No waiver by any Party or OpCo of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of Producer, Midstream Co, and OpCo (as applicable) under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 17.5 Amendment.

(a) This Agreement may be amended only by an instrument in writing executed (except as otherwise set forth in this Section 17.5) by Producer and Midstream Co or OpCo, as applicable, and expressly identified as an amendment or modification.

(b) In the event of a conflict between (i) these Agreement Terms and Conditions or any exhibit to this agreement, on the one hand, and (ii) an applicable Agreement Addendum, on the other, the applicable Agreement Addendum shall control.

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Section 17.6 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction. Any dispute, controversy, or claim arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration then in effect (the “Rules”) by a sole arbitrator appointed in accordance with the Rules. The arbitrator is not empowered to award consequential, indirect, special, punitive or exemplary damages, and each Party and OpCo irrevocably waives any damages in excess of actual damages. Arbitration shall be held in the English language in the State, and the decision of the arbitration panel shall include a statement of the reasons for such decision, and the award shall be final and binding on Producer and Midstream Co or OpCo, as applicable. Awards shall be final and binding on Producer and Midstream Co or OpCo, as applicable, from the date they are made and judgment upon any award may be entered in any court having jurisdiction. The arbitrator shall apply the laws of the State, excluding any conflicts of law rule or principle that might refer construction of such provisions to the laws of another jurisdiction.

Section 17.7 Parties in Interest. Except for parties indemnified hereunder, nothing in this Agreement shall entitle any Person other than the Parties and OpCo to any claim, cause of action, remedy or right of any kind.

Section 17.8 Preparation of Agreement. The Parties and OpCo and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 17.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party or OpCo. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, Producer and Midstream Co or OpCo, as applicable, shall negotiate in good faith to modify this Agreement so as to effect the original intent of Producer and Midstream Co or OpCo, as applicable, as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. A ruling of invalidity, illegality or unenforceability as to one Agreement shall only be applicable to that Agreement, not all the Agreements covered by these Agreement Terms and Conditions.

Section 17.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party or OpCo by electronic mail shall be deemed an original signature hereto; provided that the originals of any such electronically provided signatures shall be provided by the signatory, if requested by the other Party (or OpCo) within a week of exchanging signatures.

Section 17.11 Confidentiality. All data and information exchanged by the Parties and OpCo (other than the terms and conditions of this Agreement) and all pricing terms shall be maintained in strict and absolute confidence and no Party nor OpCo shall disclose, without the prior consent of the other Parties and OpCo, any such data, information or pricing terms unless

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the release thereof is required by Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or regulations of any stock exchange on which any securities of the Parties, OpCo, or any Affiliates thereof are traded. Nothing in this Agreement shall prohibit the Parties or OpCo from disclosing whatever information in such manner as may be required by Applicable Law; nor shall any Party or OpCo be prohibited by the terms hereof from disclosing information acquired under this Agreement to any financial institution or investors providing or proposing financing to a Party, OpCo, or to any Person proposing to purchase the equity in any Party or OpCo or the assets owned by any Party or OpCo. Notwithstanding the foregoing, the restrictions in this Section 17.11 will not apply to data or information that (i) is in the possession of the Person receiving such information prior to disclosure by the other Party or OpCo, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party or OpCo a non-confidential basis from a source other than the other Party or OpCo, provided that such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party or OpCo. This Section will survive any termination of this Agreement for a period of 24 Months from the end of the Year in which the date of such termination occurred.

(End of Agreement Terms and Conditions)

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EXHIBIT A

OPERATING TERMS AND CONDITIONS

SERVICE AREA

Weld County, Colorado

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EXHIBIT B

Reserved

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EXHIBIT C

Reserved

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EXHIBIT D

INSURANCE

Each of OpCo (on behalf of Midstream Co) and Producer shall purchase and maintain (or cause to be purchased and maintained) in full force and effect at all times during the Term of this Agreement, at such Party’s sole cost and expense and from insurance companies that are rated (or whose reinsurers are rated) “A-VII” or better by AM Best or “BBB-” or better by Standard & Poor’s or an equivalent rating from another recognized rating agency, policies providing the types and limits of insurance indicated below, which insurance shall be regarded as a minimum and, to the extent of the obligations undertaken by such Party in this Agreement, shall be primary (with the exception of the Excess Liability Insurance and Workers’ Compensation) as to any other existing, valid, and collectable insurance. Each Party’s deductibles shall be borne by that Party.

A.	Where applicable, Workers’ Compensation and Employers’ Liability Insurance, in accordance with the statutory requirements of the State and endorsed specifically to include the following:

1.	Employers’ Liability, subject to a limit of liability of not less than $1,000,000 per accident, $1,000,000 for each employee/disease, and a $1,000,000 policy limit.

The Workers’ Compensation and Employers’ Liability Insurance policy(ies) shall contain an alternate employer endorsement.

B.	Commercial General Liability Insurance, with limits of liability of not less than the following:

$2,000,000 general aggregate

$1,000,000 each occurrence, Bodily Injury or Property Damage Combined Single Limit

Such insurance shall include the following:

1.	Premises and Operations coverage.

2.	Contractual Liability covering the liabilities assumed under this Agreement.

3.	Broad Form Property Damage Liability endorsement, unless policy is written on November 1988 or later ISO form.

4.	Products and Completed Operations.

5.	Time Element Limited Pollution coverage.

C.	If applicable, Automobile Liability Insurance, with limits of liability of not less than the following:

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Exhibit D - Page 1

$1,000,000 Bodily Injury or Property Damage Combined Single Limit, for each occurrence.

Such coverage shall include hired and non-owned vehicles and owned vehicles where applicable.

D.	If applicable, Aircraft Liability Insurance. In any operation requiring the use or charter of aircraft or helicopters by Midstream Co or Producer, combined single limit insurance shall be carried or cause to be carried for public liability, passenger liability and property damage liability in an amount of not less than $8,000,000 per seat subject to a minimum of $20,000,000; this insurance shall cover all owned and non-owned aircraft, including helicopters, used by Midstream Co in connection with the performance of the work set forth in this Agreement.

E.	Excess Liability Insurance, with limits of liability not less than the following:

Limits of Liability—$10,000,000 Occurrence/Aggregate for Bodily Injury and Property Damage in excess of the coverage outlined in Paragraphs A, B, C and D.

The limits of coverage required in this Agreement may be met with any combination of policies as long as the minimum required limits are met.

Each Party to this Agreement shall have the right to acquire, at its own expense, such additional insurance coverage as it desires to further protect itself against any risk or liability with respect to this Agreement and operations and activities under this Agreement or related thereto. All insurance maintained by or on behalf of Producer or Midstream Co shall contain a waiver by the insurance company of all rights of subrogation in favor of the other Party.

Neither the minimum policy limits of insurance required of the Parties nor the actual amounts of insurance maintained by the Parties under their insurance program shall operate to modify the Parties’ liability or indemnity obligations in this Agreement.

A Party may self-insure the requirements in this Exhibit D if such Party is Controlled by Noble Energy, Inc. and, otherwise, if such Party or its parent is considered investment grade (S&P BBB- or equivalent or higher).

(End of Exhibit D)

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Exhibit D - Page 2